March 15, 2013

Board of Directors

XFormity Technologies, Inc.

4100 Spring Valley Road, Suite 800

Dallas, Texas  75244

Re:

Resignation

Gentlemen:

Please accept this letter as written notification of my voluntary resignation from all capacities, including without limitation, as a member of the Board of Directors of XFormity Technologies, Inc., effective immediately.

I would like to express my gratitude for having had an opportunity to serve as a member of the Board of Directors.  My decision to resign is based upon personal considerations and does not represent any disagreement or dispute with the Board or its other members.

Sincerely,

/s/ Mark Weston

Mark Weston